SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2006
APACHE CORPORATION
(Exact name of registrant as specified in Charter)

Delaware	1-4300	41-0747868
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01. Other Events
     Apache Corporation announced today that it has finalized an agreement to acquire BP’s remaining producing properties on the Outer Continental Shelf of the Gulf of Mexico. In the negotiated transaction, Apache will pay $1.3 billion in cash to acquire 18 producing fields (11 of which are operated) covering 92 blocks with estimated proved reserves of 27 million barrels of liquid hydrocarbons and 185 billion cubic feet (Bcf) of natural gas. Apache also has identified 50 drilling locations on the properties. Some of the fields are subject to exercise of preferential rights to purchase by other interest owners. The transaction, which is subject to government approvals, is expected to close by the end of the second quarter. From the April 1 effective date to year end 2006, the acquired assets are expected to provide average daily production of 7,100 barrels of oil, 1,500 barrels of natural gas liquids and 108 million cubic feet (MMcf) of natural gas, and to generate $320 million of operating cash flow, based on strip prices used in the acquisition. Production and cash flow are expected to rise in 2007 as fields damaged in the 2005 hurricane season are brought back on line. After the transaction, Shelf assets will comprise 21 percent of Apache’s production (up from 18 percent) and 15 percent of worldwide reserves (up from 14 percent).
     Apache plans to finance the transaction by issuing commercial paper. Upon completion of the transaction, Apache’s debt is projected to remain below 23 percent of total capitalization. The acquisition is expected to be additive to Apache’s earnings per share and cash flow. Apache has hedged approximately half of the projected 2006, 2007 and 2008 oil and natural gas production from the acquired properties at prices that protect its acquisition economics. The hedging strategy enables Apache to retain potential upside from higher prices. In addition to the hedges put in place in connection with the acquisition, Apache has also purchased calls at $10.50/MMbtu on 100 MMcf per day of natural gas production to protect against production shortfalls in the months of July through October 2006. These calls will mitigate some of the potential cost in the event of another year of significant hurricanes.
     Apache also announced that its Board of Directors has authorized the repurchase of up to 15 million shares of the company’s common stock, or approximately $1 billion worth at Apache’s recent share price. With Apache’s debt capacity, the increased cash flow that is expected to be generated by the BP transaction and continued strong oil prices, Apache may buy shares from time to time on the open market, in privately negotiated transactions, or a combination of both. The timing and amounts of any repurchases will be at the discretion of Apache’s management and will depend on many factors, including the current market price of the common stock and overall market conditions.
This current report contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding Apache’s reserves, reserve life, production, exploration potential, future oil and gas prices, capital expenditures, and the timetable for closing the announced acquisitions. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APACHE CORPORATION
Date: April 20, 2006	/s/ Roger B. Plank
Roger B. Plank
Executive Vice President and Chief Financial Officer